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                                              Contact:     Ronda J Williams
                                                           312-706-3232

            Oil-Dri Announces Western Region Reorganization

   CHICAGO - July 17, 2003 - Oil-Dri Corporation of America (NYSE: ODC) announced today a reorganization of service for its customers in the Pacific Northwest. On July 31, 2003, the company will close its Christmas Valley, Ore., facility and transfer existing customers to its newly
  .acquired plant in Taft, Calif., and other Oil-Dri facilities. The company anticipates that during the fourth quarter it will take a one-time charge not exceeding $850,000, to cover closing costs, severance and land reclamation.

   Sales from the Christmas Valley plant represent less than 1% of the company's business. The plant currently operates on a limited basis and has 12 employees. After the plant is closed, those full-time employees will be offered a severance package and given priority consideration for employment at other Oil-Dri locations as jobs become available.

   The plant closing will not materially impact the company's reported earnings going forward. Nor does the company expect the charge taken to affect its previously stated per share earnings estimates of $0.45 to $0.60 for the fiscal year ended July 31, 2003.

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     Oil-Dri Corporation of America is the world's largest
     manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

     This release contains certain forward-looking statements regarding the company's expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, competitive factors in the consumer market; the level of success in implementation of price increases and surcharges; changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, energy prices, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.